Consent of Independent Registered Public Accounting Firm

Nuance Communications, Inc.
Burlington, Massachusetts

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-128397 and 333-61862) and Form S-8 (Nos. 333-236419, 333-229550, 333-224825, 333-215966, 333-211272, 333-201933, 333-188397, 333-182459, 333-179399, 333-178436, 333-164955, 333-157579, 333-151088, 333-151087, 333‑153911, 333-148684, 333-145971, 333-143465, 333-142183, 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, and 333-75406) of Nuance Communications, Inc. of our reports dated November 18, 2021, relating to the consolidated financial statements and the effectiveness of Nuance Communications, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts
November 18, 2021